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                                                                  Exhbit 1(3)(b)

ALLMERICA         ALLMERICA           440 Lincoln Street     GENERAL AGENT'S
FINANCIAL     INVESTMENTS, INC.       Worcester, MA 01653       AGREEMENT
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Allmerica Investments, Inc. ("Company") hereby appoints
__________________________________________________
("General Agent") as local supervisor for the purpose of training and supervising all associated persons and registered representatives of Company assigned to _________________________________________________________
("Agency") engaged in the solicitation, sale or service of variable life insurance and variable annuity contracts offered by Allmerica Financial Life Insurance and Annuity Company and/or First Allmerica Financial Life Insurance Company, mutual funds, limited partnerships and general securities (collectively "Investment Products and Services") offered and/or distributed by Company. This appointment is effective as of the date accepted by General Agent and acknowledged by Company.

1.  SUPERVISION:   General Agent agrees to supervise all registered
    representatives assigned to Agency, both those operating from Agency and those operating from detached locations, consistent with the standards of conduct outlined in Company's Business Conduct Guide, Company's Statement of Compliance for the Office of Supervisory Jurisdiction and Branch Offices, the Program for Allmerica Financial Life/Allmerica Investments Office Examinations, and the procedures and requirements outlined in other Company manuals, memoranda and other publications, as may be amended from time to time.

    General Agent agrees to be responsible for Investment Products and Services activity conducted through Agency by monitoring Investment Products and Services activity in order to ensure that the business is processed in accordance with regulatory and Company standards and to notify Company of any irregularities and/or deficiencies.

    General Agent agrees to be responsible for the maintenance and periodic review of the books and records of Agency, as required by Company.

    On at least an annual basis, General Agent agrees to conduct and/or participate, in coordination with Company's compliance personnel, an agency compliance meeting which all registered representatives assigned to Agency shall attend. If for any reason a registered representative does not attend agency compliance meeting, General Agent will schedule a personal interview, on at least an annual basis, for the purpose of reviewing activity of registered representative with respect to Investment Products and Services and to discuss the compliance topics reviewed at agency compliance meeting.

    General Agent agrees to acquire and/or comply with all of the applicable laws, rules and regulations (General Securities Principal Registration) of the Securities and Exchange Commission (SEC), National Association of Securities Dealers, Inc. (NASD) and all other federal and state laws and regulations.

    General Agent agrees to maintain all NASD registrations required to supervise the solicitation and sale of Investment Products and Services offered through Agency. General Agent will maintain all state securities licenses and state insurance licenses as may be required to offer and solicit Investment Products and Services.

2.  LIMITATIONS OF AUTHORITY:   General Agent has no authority to accept any
    risk on Company's behalf, to issue, make, alter or discharge any contract, to extend the time of payments, to waive or extend any contract obligation or condition, or to alter or amend any communication sent by Company without express authority in writing from an officer of Company.

3.  ASSIGNABILITY:   No assignment, sale or transfer of this Agreement or any
    of the rights, claims or interests under it may be made by General Agent without the prior written consent of Company. An assignment, sale or transfer by General Agent without written consent of Company will immediately make this Agreement void and shall be a release in full to Company of any and all of its obligations under this Agreement.

4. AGENCY STAFFING: General Agent agrees to recruit, train and supervise registered representatives to solicit Investment Products and Services offered through Company. General Agent agrees to develop a sales force of sufficient size and quality to adequately penetrate the market with Investment Products and Services of Company.

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5.  BUSINESS AUTHORIZED:   General Agent agrees to act for Company in the
    solicitation of orders only for those Investment Products and Services for which Company has executed sales agreements. General Agent shall monitor his/her registered representatives on a continuing basis to prevent the offering or the selling of Investment Products and Services not offered by Company and to prevent registered representatives of Company from exercising discretionary authority on behalf of any of their clients.

6. SUBMISSION OF APPLICATIONS/ACCOUNTING FOR FUNDS COLLECTED: General Agent agrees to establish and maintain at Agency procedures, as outlined in Company manuals, concerning the collection, recording and transmittal of all applications and/or payments collected on behalf of Company, any issuer, or any sponsor.

    General Agent agrees to be responsible to Company for monies collected by registered representatives and for any securities, certificates, payments, receipts and other Company papers in the possession of registered representatives and employees of Agency.

    Purchase checks for Investment Products and Services are to be client personal checks, cashier's checks or money orders made payable to either the Company, appropriate issuer, sponsor or other designated agent. Purchase checks may not be made payable to registered representative, General Agent or any personal or Agency Accounts.

7. REVIEW OF INVESTMENT PRODUCT BUSINESS: General Agent agrees, in accordance with Company procedures, to conduct periodic reviews of Investment Product and Services business of each registered representative. Such review of Investment Product and Services business shall include, but not be limited to, reviews for adequate NASD registrations and state securities and/or insurance licensing of registered representative, prompt transmittal of applications, checks and other pertinent items to Agency and subsequently to Home Office, the correct use of applications and proper mode of payment and the suitability of Investment Products and Service based on client's financial profile and objectives.

8.  BOOKS AND RECORDS:   General Agent agrees to maintain a regular and
    accurate record of all Investment Products and Services transactions of Agency, including any journal, account books, records, papers, customer account files or any other material, as required by Company. General Agent agrees, at such times that Company may request, to make detailed report to Company, on forms furnished for that purpose, showing an accurate accounting of all monies and other items received for, or on behalf of Company.

    General Agent agrees that all records, files and papers are, and remain, property of Company and will at all times be freely exhibited for the purpose of examinations and inspection by duly authorized personnel of Company.

    Upon termination, all records revert to Company and should be turned over to a Company representative.

9.  DISTRIBUTION AND USE OF ADVERTISING MATERIAL, CORRESPONDENCE:   General
    Agent agrees not to directly or indirectly recommend or distribute any advertising and/or sales literature to registered representatives (including but not limited to prospectuses, illustrations, circulars, form letters or postal cards, business cards, stationary, booklets, schedules, broadcasting and other sales material of any kind) concerning Company and/or the offering of Investment Products and Services until the material has been approved in writing by a registered principal in the Company's Compliance Department.

    General Agent also agrees to obtain from his/her registered representatives, at the time of development, copies of all correspondence pertaining to the solicitations and/or sale of any Investment Products and Services or to any other aspect of their Investment Products and Services business, and to forward the correspondence to Home Office to allow for the review and endorsement of correspondence in writing, on an official record of Company, by a registered principal in the Company's Compliance Department. General Agent shall periodically inspect Registered Representatives' materials, sales literature and correspondence to ensure compliance with Company requirements.

10. COMPENSATION:   General Agent, subject to the provisions of this Agreement, will be allowed expense reimbursement or allowances and overriding commissions on payments collected on all Investment Product sales solicited by Registered Representatives assigned to General Agent and effected through Agency at rates established and published by Company, as may be amended from time to time.

11. COMMISSIONS:   Company will pay commissions to General Agent, after
    concession payments are made to Company by an issuer or sponsor, in connection with sales of Investment Products and Services effected through General Agent's personal solicitation. Such commissions will be paid on the same basis and terms as specified in Company's Registered
    Representative Agreement, which is incorporated herein by reference and as may be amended from time to time.

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12. TERMINATION WITHOUT CAUSE:   General Agent and Company may terminate this
    Agreement at any time without cause.

13. RELATIONSHIP OF PARTIES:   Nothing contained in this Agreement is to be
    construed to create the relationship of employer and employee between Company and General Agent. General Agent, however, is to always comply with all of the applicable laws, rules and regulations of the SEC, NASD, federal and state authorities as well as Company's rules, regulations and procedures concerning methods of conducting Investment Products and Services business, as may be amended from time to time.

14. EFFECTIVENESS OF CONTRACT:   This Agreement between General Agent and
    Company is not binding until Agreement has been duly executed by both parties. This Agreement supersedes all previous agreements, whether oral or written. This Agreement shall not cancel or affect any right, claim or interest General Agent may have concerning commissions now due or hereafter to become due under preceding agreements between General Agent and Company. Neither shall Agreement cancel, terminate or affect in any way any lien, right or interest which Company may have, or may hereafter acquire, with respect to commissions or equities to General Agent under any other agreement with Company, any provision of any such agreement which, by its terms or by implications, continues beyond termination of such agreement.

IN WITNESS THEREOF, this Agreement has been executed by the undersigned on the dates indicated below.


                                            Allmerica Investments, Inc.


By:                                        By:
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      General Agent Signature                        Home Office Principal


Date:                                      Date:
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